877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. FILES FORM S-3 SHELF REGISTRATION STATEMENT

RIVERTON, Wyoming – October 21, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today announced the filing of a Form S-3 universal shelf registration statement with the Securities and Exchange Commission (“SEC”).  After the shelf registration statement has been declared effective by the SEC, USE may offer and sell, from time to time in the future, up to $100 million of common stock.  The common stock may be offered in one or more offerings, and at prices subject to prevailing market conditions to be set forth in a supplemental prospectus filing with the SEC at the time of such offering.

The Company believes filing a shelf registration statement is an efficient way to enable access to the capital markets and to maximize its financial flexibility.  However, USE does not currently have any commitments to sell securities at this time.  Unless specified otherwise in the applicable prospectus supplement, the net proceeds from any offering under the registration statement will be used for general corporate purposes, including working capital for oil and gas exploration and development, geothermal property acquisition and development, and costs associated with maintenance and permitting work for the Company’s molybdenum property.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Press Release
October 21, 2009

About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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When applicable and available, a written prospectus for an offering meeting the requirements of section 10 of the Securities Act of 1933 may be obtained, along with further information, from:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
Investor Relations
The Equicom Group
1-403-218-2835
nhurst@equicomgroup.com